                                                                  Exhibit 10.50


Wells Fargo
East Bay RCBO
One Kaiser Plaza, Suite 850
Oakland, CA  94612


                                  June 1, 2002

Mr. Thomas J. Paulson
Vice President - Finance
Andrew A. Sauter
Controller
Avigen, Inc.
1301 Harbor Bay Pkwy.
Alameda, CA  94502

Gentlemen:

        This letter amendment (this "Amendment") is to confirm the changes agreed upon between WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") and Avigen, Inc. ("Borrower") to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of November 2, 2000, as amended from time to time (the "Agreement"). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

        1. The Agreement is hereby amended by deleting "June 1, 2002" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "June 1, 2005," with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Agreement) and al other contracts, instruments and documents required by Bank to evidence such change. 2. Paragraph l. 1. (b) hereby deleted in its entirety, and the following substituted therefore:

            "(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower for the account of Borrower for Financial support for the new facility at 1301 Harbor Bay Parkway, Alameda (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Million Dollars ($2,000,000.00). The form and substance for each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with he issuance thereof. Each draft paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this letter applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid, then Borrower shall



Avigen, Inc.
June 1, 2002
Page 2
immediately pay to Bank the full amount of such draft, together with interest thereon from the date such draft is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its amount of any such draft."

        3. The first paragraph of Paragraph l.2.is hereby deleted in its entirety, and the following substituted therefore:

        "As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's Investment Management Account #358-146238."

        4. Paragraph LL.4. is hereby deleted in its entirety, and the following substituted therefore:

        "4. Letter of Credit Fees. Borrower shall pay to Bank (a) Fees upon the issuance of each Letter of Credit equal to one percent (1.0%) per annum (computed on the basis of a (360-day year, actual days elapsed) of the face amount thereof, and (b) fees upon the payment of negotiation of each draft under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity."

        5. Paragraphs V.9, V.10 and V.14 are hereby deleted in their entirety, without substitution.

        6. Paragraph V.11 is hereby deleted in its entirety, and the following substituted therefore:

           "11. Other Indebtedness. Not create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or severs, except (a) the liabilities of Borrower to Bank and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, in an amount not to exceed $2,000,000. in the aggregate at any one time."

        7. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document.

        8. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower's acknowledgement set forth below there exists no default or defined event of default under the Agreement of any promissory not or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

Avigen, Inc.
June 1, 2002
Page 3

        Your acknowledgment of this letter shall constitute acceptance of the foregoing terms and conditions.



                                              Sincerely,
                                              WELLS FARGO BANK,
                                              NATIONAL ASSOCIATION



                                              By: /s/ JOSE B. HENRIQUEZ
                                                  -----------------------------
                                                  Jose B. Henriquez
                                                  Relationship Manager



Acknowledged and accepted as of     June 25, 2002       :
                               ------------------------

Avigen, Inc.

By: /s/ THOMAS J. PAULSON
    ------------------------------------------
    Thomas J. Paulson
    Vice President - Finance



By: /s/ ANDREW A. SAUTER
    ------------------------------------------
    Andrew A. Sauter
    Controller